Exhibit 5.5

CONSENT OF EXPERT

The undersigned on his own behalf and on behalf of Halyard Inc., hereby consents to the use of my name, the name of Halyard Inc., and references to, excerpts from, and summaries of the Technical Report titled “Technical Report – Silver Sand Project Pre-Feasibility Study” effective date June 19, 2024 prepared for New Pacific Metals Corp. (the “Company”) in the Company’s Form F-10 Registration Statement being filed with the United States Securities and Exchange Commission, and any amendments thereto, and the documents incorporated by reference therein.

Dated: October 3, 2025

/s/ Andrew Holloway

Andrew Holloway, P. Eng.